EXHIBIT 99.6

KNOLOGY, INC.

NOMINEE HOLDER CERTIFICATION

FOR RIGHTS TO ACQUIRE SERIES AA CONVERTIBLE PREFERRED STOCK

The undersigned, a bank, broker, trustee, depositary or other nominee of rights (“Rights”) to purchase shares of Series AA convertible preferred stock, par value $.01 per share (“Series AA Preferred Stock”), of Knology, Inc., a Delaware corporation (the “Company”), pursuant to the rights offering described and provided for in the Company’s prospectus dated                     , 2005 (the “Prospectus”), hereby certifies to the Company and to Wachovia Bank, N.A., as subscription agent for the offering of Rights, that (1) the undersigned has exercised the number of Rights specified below pursuant to the basic subscription privilege (as described in the Prospectus) and has elected to purchase the number of additional shares of Series AA Preferred Stock specified below pursuant to the oversubscription privilege (as described in the Prospectus) on behalf of beneficial owners of Rights (each of whom is a resident of the United States or a foreign holder that has satisfied the terms and conditions for exercise described in the Prospectus), listing separately below each such exercised basic subscription privilege and the number of shares of Series AA Preferred Stock subscribed for pursuant to such oversubscription privilege (without identifying any such beneficial owner) and (2) each such beneficial owner’s basic subscription privilege has been exercised in full if it is exercising its oversubscription privilege:

	NUMBER OF SHARES OF COMMON STOCK OWNED ON THE RECORD DATE	RIGHTS EXERCISED PURSUANT TO BASIC SUBSCRIPTION PRIVILEGE	NUMBER OF SHARES SUBSCRIBED FOR PURSUANT TO OVERSUBSCRIPTION PRIVILEGE
1.
2.
3.
4.
5.

Provide the following information if applicable:

Depository Trust Company (“DTC”)	DTC Basic Subscription Confirmation Number(s)
Participant Number

PARTICIPANT

By:
Name:
Title: